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                        February 4, 2022

       Thomas King
       Chief Financial Officer
       American Virtual Cloud Technologies, Inc.
       1720 Peachtree Street, Suite 629
       Atlanta, GA 30309

                                                        Re: American Virtual
Cloud Technologies, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed February 1,
2022
                                                            File No. 333-262466

       Dear Mr. King:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Alexandra Barone, Staff Attorney, at (202) 551-8816 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                        Sincerely,


                        Division of Corporation Finance

                        Office of Technology
       cc:                                              Jason Simon